EXHIBIT (11)



                        PHH CORPORATION AND SUBSIDIARIES

           Information Used in the Computation of Net Income Per Share


                                                  Six Months Ended October 31,
                                                --------------------------------
(In thousands except per share data)                 1996                 1995
                                                     ----                 ----
NET INCOME - as reported                        $  45,738            $  37,865
                                                 ========             ========

Weighted average number of shares outstanding      34,798               34,116

Give effect to the exercise of dilutive options
      determined under the treasury stock method      696                  650

Reflect the period-end market price when greater
     than the average market price during the
     quarter                                           61                  120
                                                 --------             --------

Number of shares used in the computation of net
income per share                                   35,555               34,886
                                                 ========             ========

NET INCOME PER SHARE                            $    1.29            $    1.09
                                                 ========             ========

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